FOR MORE INFORMATION
CONTACT: Heather Dynes 440.639.2773 hdynes@avantair.com	FOR IMMEDIATE RELEASE

Media contact:	Investor Relations:
Lauren Kamm	Brandi Floberg
312.245.9805	212.481.2050
lauren@alpaytac.com	aair@tpg-ir.com

FRACTIONAL AIRCRAFT AND FLIGHT HOUR TIME CARD OPERATOR AVANTAIR EXPERIENCING UNRIVALED GROWTH, LIGHT JET FRACTIONAL MARKET SHARE LEADER

Preliminary Third Quarter Flight Hour Time Card Sales Exhibit Record Gain for the Period

CLEARWATER, Fla. – April 13, 2010 – Avantair, Inc. (OTCBB: AAIR), the only publicly traded stand-alone private aircraft operator and the industry leader for fractional aircraft ownership and flight hour time cards in the light jet cabin category, is pleased to announce continued fleet expansion, new personnel hires and further steady growth in an industry that has been otherwise slow to turn around amid a down economy.  Avantair has been cited for its contributions to the private travel industry’s turnaround thanks to its cost-saving, fuel efficient aircraft and streamlined operations model.

A recent report published by the research firm ARGUS showed that private aircraft flights in January 2010 increased by 5.3 percent over January 2009.  The report shows that individuals and businesses are returning to private travel but with a cost-conscious approach.  Avantair’s aircraft burn an average of 40 percent less fuel than competitors, allowing the company to offer better value without sacrificing convenience or luxury. According to an AvData February 2010 report, Avantair has secured a market share of more than 29 percent of the fractional light jet cabin market, making Avantair the leader in that category. Further, Avantair’s flight hour time card program growth continues to be strong, with sales increasing 183% for a total of 82 cards for the three months ended March 31, 2010 over the comparable period in 2009.

Avantair Founder and Chief Executive Officer Steven Santo said, “Our market share gains are directly attributable to our value oriented approach which has provided an opportunity to introduce the Company to an emerging market of customers new to private air travel.  While the March quarter typically marks our slowest seasonal sales cycle, we achieved a record high for this period nearing the levels that are historically associated with our highest selling period in the December quarter. Contributing factors to our record performance include our cost effective programs and our best-in-class offerings that attract both new and existing customers as the market begins to show signs of initial recovery. Our core strengths are among the 300-1200 nautical mile mission where we know we excel and can recognize economies of scale as we add additional aircraft to our fleet.  With this focus, we are well positioned to defend our leadership position in the fractional light jet market and continue to make market share gains.”

Avantair has continued to take deliveries of new aircraft and is expected to nearly double the size of its fleet in the next three years.  Currently managing a fleet of 55 aircraft, Avantair plans to add 52 more planes by the end of 2013.

“We are delighted to partner with Avantair to provide an aircraft with an unrivalled, cost-effective solution for personal air travel,” said John M Bingham, President and CEO of Piaggio America. “The Piaggio P180 Avanti II

aircraft that Avantair flies enables the Company to carry its rapidly increasing number of customers in an enormously spacious and comfortable cabin.”

The Company is also expanding its sales team, hiring two new inside sales professionals and promoting its Senior Sales Director of the North and Midwest territories, Michael Doyle, to Vice President Eastern Division Sales. With vast experience as a sales professional spanning 15 years, Doyle will be responsible for continuing to generate sales, overseeing of the East Coast sales team and assisting the Senior Executive Vice President of Sales and Marketing with national sales efforts for the Company.

About Avantair
Avantair, the only publicly traded stand-alone private aircraft operator and the sole North American provider of fractional shares, flight time cards and Axis Club Membership in the Piaggio Avanti aircraft, is headquartered in Clearwater, FL, with approximately 450 employees. The Company offers private travel solutions for individuals and businesses traveling within its service area, which includes the continental United States, Canada, the Caribbean and Mexico, at a fraction of the cost of whole aircraft ownership. The Company currently manages a fleet of 55 aircraft, with another 52 Piaggio Avanti aircraft on order through 2013. For more information about Avantair, please visit: www.avantair.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Avantair's future financial or business performance, strategies and expectations. Forward-looking statements are typically identified by words or phrases such as "trend," "potential," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may" and similar expressions.  Avantair cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Avantair assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Avantair's filings with the Securities and Exchange Commission (SEC) and those as may be identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: general economic and business conditions in the U.S. and abroad, changing interpretations of generally accepted accounting principles, changes in market acceptance of the company's products, inquiries and investigations and related litigation, fluctuations in customer demand, management of rapid growth, intensity of competition. The information set forth herein should be read in light of such risks.  Avantair does not assume any obligation to update the information contained in this press release.

# # #